EXHIBIT 3.1

AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
AARON’S, INC.

The Amended and Restated Bylaws of Aaron’s, Inc. (the “Corporation”) are hereby amended as follows:

1.	Section 2 of Article II is hereby amended and restated as follows:

“Section 2. Special Meetings. (a) Special meetings of shareholders of one or more classes or series of the corporation’s shares shall be called by the president or the secretary (i) when so directed by the chairman or by a majority of the entire board of directors; or (ii) upon the demand of holders of at least twenty-five percent (25%)~~two-thirds (66 2/3%)~~ of all votes entitled to be cast on each issue to be considered at a proposed special meeting of the shareholders. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 3 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).

(b) Promptly after the date of receipt of written shareholder demands (the “Demand Date”) purporting to comply with the provisions of the Georgia Business Corporation Code, as amended from time to time (the “Code”), and these by-laws, the president or the secretary of the corporation shall determine the validity of the demand. If the demand is valid, the president or the secretary of the corporation shall call a special shareholders meeting by mailing notice within 20 days of the Demand Date.

(c) The time, date and place of any special shareholders meeting shall be determined by the board of directors and shall be set forth in the notice of meeting.”

The amendments provided for herein were duly adopted by a unanimous vote of all of the directors on the Board of Directors of the Corporation on June 2, 2014.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this amendment to the Amended and Restated Bylaws of the Corporation, effective this second day of June, 2014.

By:	/s/ Robert Kamerschen
Robert Kamerschen General Counsel and Secretary